January 2016 Pricing Sheet dated January 29, 2016 relating to Preliminary Terms No. 740 dated December 30, 2015 Registration Statement No. 333-200365 Filed pursuant to Rule 433

Structured Investments

Opportunities in U.S. Equities

Dual Directional Trigger PLUS Based on the Performance of the S&P 500® Index due February 3, 2022

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

PRICING TERMS – JANUARY 29, 2016
Issuer:	Morgan Stanley
Maturity date:	February 3, 2022
Valuation date:	January 31, 2022, subject to postponement for non-index business days and certain market disruption events
Underlying index:	S&P 500® Index
Aggregate principal amount:	$6,770,440
Payment at maturity:

If the final index value is greater than the initial index value:

$10 + leveraged upside payment

If the final index value is less than or equal to the initial index value but is greater than or equal to the trigger level:

$10 + ($10 x absolute index return)

In this scenario, you will receive a 1% positive return on the Trigger PLUS for each 1% negative return on the underlying index. In no event will this amount exceed the stated principal amount plus $3.50.

If the final index value is less than the trigger level:

$10 × index performance factor

Under these circumstances, the payment at maturity will be less than the stated principal amount of $10, and will represent a loss of more than 35%, and possibly all, of your investment.

Leveraged upside payment:	$10 x leverage factor x index percent change
Leverage factor:	140%
Index percent change:	(final index value – initial index value) / initial index value
Absolute index return:	The absolute value of the index percent change. For example, a –5% index percent change will result in a +5% absolute index return.
Index performance factor:	final index value / initial index value
Initial index value:	1,940.24, which is the index closing value on the pricing date
Final index value:	The index closing value on the valuation date
Trigger level:	1,261.156, which is 65% of the initial index value
Stated principal amount / Issue price:	$10 per Trigger PLUS (see “Commissions and issue price” below)
Pricing date:	January 29, 2016
Original issue date:	February 3, 2016 (3 business days after the pricing date)
CUSIP / ISIN:	61765U571 / US61765U5719
Listing:	The Trigger PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms.
Estimated value on the pricing date:	$9.320 per Trigger PLUS. See “Investment Summary” in the accompanying preliminary terms.
Commissions and issue price:	Price to public	Agent’s commissions and fees	Proceeds to issuer(3)
Per Trigger PLUS	$10.00	$0.30(1)
		$0.05(2)	$9.65
Total	$6,770,440	$236,965.40	$6,533,474.60
(1)	Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $0.30 for each Trigger PLUS they sell. For additional information, see “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms and “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for PLUS.

(2)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each Trigger PLUS.

(3)	See “Use of proceeds and hedging” in the accompanying preliminary terms.

The Trigger PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the preliminary terms describing the offering and the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below.

“Standard & Poor’s®”, “S&P®”, “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of Standard and Poor’s Financial Services LLC and have been licensed for use by S&P Dow Jones Indices LLC and Morgan Stanley. The Trigger PLUS are not sponsored, endorsed, sold or promoted by Standard and Poor’s Financial Services LLC, and Standard and Poor’s Financial Services LLC makes no representation regarding the advisability of investing in the Trigger PLUS.

Preliminary Terms No. 740 dated December 30, 2015

Product Supplement for PLUS dated November 19, 2014

Index Supplement dated November 19, 2014

Prospectus dated November 19, 2014

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at.www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.